EXHIBIT 99.1

VIRAGE LOGIC CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

     The following unaudited pro forma combined statement of operations has been prepared to give effect to the acquisition of In-Chip Systems, Inc. (“In-Chip”) by Virage Logic Corporation (“Virage Logic”) using the purchase method of accounting. For purposes of the pro forma data, Virage Logic’s consolidated statement of operations for the year ended September 30, 2002 has been combined with In-Chip’s statement of operations for the period from October 1, 2001 to May 24, 2002 (acquisition date), as if the merger had occurred on October 1, 2001.

     The unaudited pro forma combined condensed statement of operations is based on the estimates and assumptions set forth in the notes to such statement. The unaudited pro forma combined condensed statement of operations is not necessarily indicative of the results that would have been achieved had the acquisition been consummated as of October 1, 2001 or that may be achieved in the future.

     This unaudited pro forma combined statement of operations is based upon the respective historical financial statements of Virage Logic and In-Chip and should be read in conjunction with the historical financial statements of Virage Logic included in Virage Logic’s Annual Report on Form 10-K for the year ended September 30, 2002 filed with the Securities and Exchange Commission on December 16, 2002, the historical financial statements of In-Chip included in Virage Logic’s Current Report on Form 8-K filed on August 7, 2002, and other financial information pertaining to Virage Logic and In-Chip.

VIRAGE LOGIC CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2002
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

			PRO FORMA

	VIRAGE LOGIC	IN-CHIP	ADJUSTMENT		COMBINED

		See Note 1

Revenue:
License	$43,942	$2,743	$—		$46,685
Royalties	1,671	—	—		1,671

Total revenue	45,613	2,743	—		48,356

Cost of revenues	9,059	426	—		9,485

Gross profit	36,554	2,317	—		38,871

Operating expenses:
Research and development	13,135	953	—		14,088
Sales and marketing	11,485	329	—		11,814
General and administration	4,953	193	—		5,146
In-process R&D	1,100	—	—		1,100
Stock-based compensation	4,248	—	2,176	(a)	6,424
Amortization of intangibles	238	—	257	(b)	495

Total operating expenses	35,159	1,475	2,433		39,067

Operating income (loss)	1,395	842	(2,433)		(196)
Interest income	1,217	11	—		1,228
Interest and other expenses	(81)	(26)	—		(107)

Income (loss) before taxes	2,531	827	(2,433)		925
Income tax provision	2,306	251	93	(c)	2,650

Net income (loss)	$225	$576	$(2,526)		$(1,725)

Basic and diluted net income (loss) per share	$0.01				$(0.09)

Shares used in computing per share amounts (basic)	19,902		342	(d)	20,244

Shares used in computing per share amounts (diluted)	21,157

VIRAGE LOGIC CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS

1. BASIS OF PRO FORMA PRESENTATION

On May 24, 2002, Virage Logic concluded the acquisition of In-Chip pursuant to an acquisition agreement entered into on May 4, 2002. Under the terms of this agreement all outstanding shares of In-Chip common stock were converted into an aggregate of 528,547 shares of Virage Logic common stock. Each outstanding option to purchase shares of In-Chip common stock has been assumed by Virage Logic and converted into an option to acquire shares of Virage Logic common stock. The transaction was accounted for using the purchase method of accounting.

The combining companies have different year-ends for reporting purposes. Virage Logic’s fiscal year end is September 30, whereas In-Chip’s fiscal year end is December 31. The unaudited pro forma combined statement of operations for the year ended September 30, 2002 gives effect to the acquisition as if it had occurred on October 1, 2001 and combines the results of operations of Virage Logic for the fiscal year ended September 30, 2002 and In-Chip for the period from October 1, 2001 to May 24, 2002 (acquisition date).

2. PURCHASE PRICE ALLOCATION

The unaudited pro forma combined statement of operations reflects a purchase price of approximately $17.0 million, measured using the average fair market value of Virage Logic’s common stock from May 3, 2002 to May 9, 2002, the five trading days surrounding the date the acquisition agreement with In-Chip was announced, plus the fair value of the options to be issued by Virage Logic in the acquisition, and other costs directly related to the acquisition as follows (in thousands):

Cash payment	$5,500
Fair market value of common stock	8,940
Fair market value of options	1,769
Estimated acquisition costs	825

Total consideration	$17,034

The allocation of the purchase price to assets acquired and liabilities assumed, which is subject to change based on Virage Logic’s final analysis, is as follows (in thousands):

Tangible assets acquired	$2,067
Liabilities assumed	(1,923)
Deferred compensation	3,873
In process R&D	1,100
Intangible assets	3,500
Goodwill	9,782
Deferred tax liability	(1,365)

Total consideration	$17,034

3. PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma combined statement of operations has been prepared as if the acquisition of In-Chip by Virage Logic was completed as of the beginning of the year ended September 30, 2002 and reflects the following pro forma adjustments:

(a) To record the amortization of deferred stock-based compensation resulting from the acquisition of In-Chip for the year ended September 30, 2002.

(b) To record the amortization of intangibles resulting from the acquisition of In-Chip on a straight line basis, $360,000 relating to off the shelf products over a five year period, $3,140,000 relating to custom products built upon core technology over a 10 year period and the related deferred income taxes associated with these intangibles.

(c) To record the tax impact in connection with the acquisition of In-Chip by Virage Logic. With the acquisition, In-Chip’s status as an S Corporation was terminated, and In-Chip became subject to federal and state income taxes. The unaudited pro forma combined statement of operations includes an adjustment to the provision for income taxes based upon a combined federal and state tax rate of 40%, which approximates the statutory tax rates that would have applied if In-Chip had been taxed as a C corporation during the period prior to its acquisition by Virage Logic.

(d) Reflects issuance by Virage Logic of approximately 528,547 shares of common stock. Shares used to calculate unaudited pro forma net loss per share exclude the anti-dilutive impact of Virage Logic’s stock options including options to be issued in the acquisition.